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Exhibit 99.2

Tab Products Co.
Turn-Around Plan and Actions

Over the last several years, Tab's success in profitably growing the business has been limited to its international operations. In January 2001, the Company's Board of Directors brought on a new CEO whose mission is to develop and execute the required turn-around of the US Operations and to bring the entire Company to profitability and growth. Since then, new management has been aggressively developing and executing a five-point program designed to preserve the Company's assets and create value, now and in the future. The Plan, Actions, and Status outlined below are representative of the direction and progress the new management team is taking to accomplish the Board's directive and substantially increase stockholder value. They are intended to leverage Tab's relationships with customers, suppliers and distributors and build on its strong brand and culture, a culture that is recognized for its passion for customer response and for delivering high quality products and services. They are:

I.
Build a strong and experienced management team capable of successfully executing a Company turn-around.

    Status:

    Tab's new senior management team has proven experience in both turn-around and growth businesses. They are largely focused on returning the Company to profitability and growth. Senior managers own stock in the Company and are required to think like owners. All management incentives for FY2002 will be contingent on meeting an objective of break-even on operating income. The following key appointments have been made:

Title	Name	Date Appointed	Age
President and CEO	Gary W. Ampulski	1/02/01	54

Mr. Ampulski has over 30 years of experience serving in a variety of senior level management positions in both large and small companies. He is a proven leader and strong financial performer. Most recently, he was President of Moore North America; and, Moore's Business Communication Services division. There he significantly reduced operating cost, redefined their services business, consistently delivered double-digit growth and margins while sustaining an annual Return on Capital of over 25% for a six year period. Prior experience includes Managing Partner of Midwest Genesis, a venture capital firm, and Corporate Senior Vice President and Group President at Bell & Howell. Early career experience includes several senior leadership positions with Fortune 500 and start-up companies. Mr. Ampulski obtained his B.S., M.S. and Ph.D. in Physics from the University of Michigan.

Vice President, Finance	Donald J. Hotz	4/02/01	44

Mr. Hotz will assume the additional responsibilities of CFO in July, 2001. He has held several senior level financial positions at Moore Corporation Ltd. for the past 17 years. Most recently, Hotz served as Vice President Finance of Moore North America's Canadian division, where he implemented a significant turn-around of the operation. Prior to that, Mr. Hotz was responsible for integrating the finance function within Moore's Enterprise Resource Planning and was the Controller for the Company's catalog and labels divisions. He has had significant experience in identifying and implementing cost reduction programs while maintaining profitable revenue growth. He has also been successful in reducing accounts receivable in each of the respective operating units. Mr. Hotz holds a B.S.B.A. degree from Central Michigan University.
Vice President, US Sales	Carter Perez	12/19/00	36

Mr. Perez has served as Director of Channel Partner Sales at Tab from 1999 through 2000. Prior to joining Tab, Perez ascended the ranks at Xerox Corporation starting as Marketing Representative in 1989, and holding various marketing and sales positions before completing his career at Xerox in the position of Systems Operations Manager for Xerox's Western sales operation. Mr. Perez received his B.A.B.S. from Vanderbilt University with dual major in Psychology and English.
Vice President, Manufacturing and Distribution	Thomas Rauscher	1/15/96	46

Mr. Rauscher has over 20 years experience in facility operations and manufacturing management. He joined Tab in 1996 and has held senior level management positions during that time, most recently as Vice President of Manufacturing and Distribution. Prior to his tenure at Tab, Mr. Rauscher was Vice President of Operations for Fisher Hamilton. Mr. Rauscher received his B.S. degree from Michigan Technological University and an M.B.A. from the University of Wisconsin — Oshkosh. He is also APICS certified in Production and Inventory Management (CPIM).
Vice President, Marketing	Nancy Dellamore	5/17/01	41

Ms. Dellamore has over 20 years of experience in the Marketing/Sales field, including several management positions with telesales operations. Prior to joining Tab, Ms. Dellamore served as Director of Marketing at ELT, a start-up firm created by the employment law firm Littler Mendelson. Prior to that, Ms. Dellamore held the position of Director of Business Development at OAG Worldwide. Here, she helped transition the company to move from a primarily print-based market to technology environments. Early career experience includes multiple office products marketing and product management positions within Forbes Products and Gaylord Bros. Ms. Dellamore received her Bachelor of Business Administration degree from the University of Massachusetts, and an MBA from Syracuse University.

Vice President and CIO	Michael J. Nogle	3/15/01	50

Mr. Nogle held senior management positions in the area of information technology at Moore Corporation Ltd., from 1997 through 2001. He served as Vice President of Moore's Enterprise Information Services and as Director of Information Systems within Moore's Business Communication Services division. Prior to Moore, Nogle was Manager of Computer Services at Quill Corporation, an office supplies company. In total, Mr. Nogle's experience spans more than 25 years in the area of information technology and systems.
Vice President, International Operations	William Beattie	5/30/01	50

Mr. Beattie is responsible for all international operations of the Company and President of Tab Canada. He has proven experience in paper conversion, metal fabrication, technology and services businesses. Beattie joined Tab Products in 1998, serving as President of Tab Canada and successfully led a turn-around of that operation. From July through December of 2000, he acted as Interim President and Chief Operating Officer of Tab Products Co. Prior to Tab, Mr. Beattie held positions as President at Gemplus Canada and Vice President of Business Development at NBS. Early career experience includes executive positions at Moore Canada Ltd., and Alcan Aluminum. Mr. Beattie has a B.Sc. in Chemical Engineering and an MBA in Finance and Marketing from Queen's University in Kingston, Ontario.
II:
Reduce SG&A Expenses and Product Cost without jeopardizing the Company's effectiveness in the future.

    Status: The Company has already completed the downsizing of the corporate SG&A headcount by 21% and the relocation of the corporate headquarters in April 2001 from San Jose, California, to Vernon Hills, Illinois. Over 50% of the headquarters positions were relocated to the Company's main production site in Mayville, WI. The choice of the Vernon Hills location enabled the Company to easily attract qualified senior management personnel. The move will provide annualized cost savings of approximately $2 million. The entire direct sales force was evaluated and restructured to improve communications and accountability. Seventeen sales management, sales representatives and support positions were eliminated. No further reductions in sales headcount are anticipated. A headcount reduction at Tab's imaging facility, acquired in May 2000 from Docucon, Inc., has significantly lowered fixed costs in line with existing order backlog for this product line. The Mayville operations have reduced headcount by 28% in FY2001. A Company-wide salary freeze has already been announced for the US organization and will be lifted only when the FY2002 profitability exceeds an operating income of break-even. Tight controls over headcount, the use of outside contract labor and consultants will be maintained.

    FY2002 Plan: Ten sales locations will be converted in early FY2002 to virtual offices. Annualized savings from these changes, together with the branch sales management restructuring, will be approximately $1.4 million.

    A major revision in the management of the Company's telecommunications network is targeted for a $200,000 annualized savings to offset the cost of new product and systems development. Implementation of various improvements in information systems are planned to permit additional productivity enhancements resulting in further reductions in overhead personnel.

    The Mayville operation has identified and will implement cost reductions totaling approximately $1.4 million per annum. There is a potential for an additional $800,000 of annualized savings if the Company is successful with certain negotiations with suppliers and further consolidation of some of its operations.

    Additional reductions in operating expenses will be evaluated and vigorously pursued.

III:
Take the necessary actions to increase revenue and build the base for resumption of long-term profitable growth.

    Management realizes that "you can't cost cut your way to prosperity" and has developed a program to achieve profitable growth in FY2002. The immediate goal is to drive more profitable strategic relationships with customers, suppliers and channel partners. These will be accomplished through the following action:

    a.
    Develop ways for the Company to increase prices and improve the profitability of its product mix.

      Status:  Price increases for most product lines were announced in February and are already starting to demonstrate a 1.5 percentage point improvement in Gross Profit for the Company. Further improvement should continue for all of FY2002.

      FY2002 Plan:  Continue to monitor price competitiveness and develop sales tools and training that focuses on communicating the value of the products and services offered by the Company. The profitability of the Company's product mix will be enhanced through better pricing controls, greater emphasis on selling supplies through the lower cost telesales channel, and sales management incentives based on regional profitability.

    b.
    Restructure and refocus the Company's direct sales force.

      Status: The direct sales force has been restructured from 22 sales locations to 12 sales offices. These offices are now managed by eight of the former branch managers with the most successful sales management records. A number of under performing managers and sales representatives were released. Some of the physical sales offices have been replaced by virtual offices to enable sales representatives to increase time with customers and reduce cost. Sales management is implementing a balanced focus on product and service sales. A new sales training manager was appointed and basic product training has been provided to all direct sales reps and many new Channel Partners.

      FY2002 Plan: The Company has designed and introduced a new sales commission plan for FY2002. This plan reduces fixed cost for Tab and provides greater incentive for attaining higher sales levels. The incentive plan for sales management is tied to regional profitability. Changes to information systems to determine the most efficient way to report profitability by customer and sales assignment are being assessed. New sales productivity tools, which we have already developed, will be introduced. A standard sales process will be instituted and tracked. Sales management will concentrate on implementing best practices across the organization. Additional sales and product training was given at a national sales meeting in mid-June 2001.

    c.
    Strengthen and expand Tab's network of independent dealers ("Channel Partners")

      Status:  Over the years, Tab has successfully developed a mutually beneficial relationship with a number of independent dealers in addition to the Company's direct sales force. Unfortunately, many of the relationships with the independent dealers were seriously disrupted over the last three years. With the change in management, considerable progress has been made in FY2001 in restoring the confidence and trust of these Channel Partners. The new management team is committed to continue building strong relationships with its distributors. The performance of all the independent dealers has been evaluated and some have been upgraded. New Channel Partners have also been added to increase market coverage:

Year-end	Number of Channel Partners
FY1999	65
FY2000	82
FY2001	92

      FY2002 Plan:  Continue to give Channel Partners strong sales and marketing support to enable more volume from each office. Provide the systems, procedures and policies that demonstrate the Company's ease of doing business and desirability as a preferred partner for the future. The Company plans to appoint 10 additional Channel Partners to cover open geographic areas where it is more economically viable than the addition of direct sales staff.

    d.
    Substantially increase Tab's telephone sales activities to reach customers that cannot be served cost-effectively by Tab's direct sales force or Channel Partners.

      Status: Tab's Direct Marketing program, through its in-bound telesales staff, provides a convenient way for customers to place orders by phone. U.S. revenue of approximately $16 million resulted in FY 2001 from such orders. Tab Canada has successfully used an out-bound telesales staff to solicit orders actively in addition to using an in-bound telesales staff. Based on the successful Canadian experience, an out-bound telesales pilot program directed at U.S. customers was conducted during the latter months of FY2001. An experienced manager has been appointed to expand this effort in FY2002.

      FY 2002 Plan: Recruiting for the U.S. outbound telesales staff will begin in Q1 FY02. The necessary training program will be developed and implemented. The out-bound telesales effort will be well underway by mid-year; with a substantial growth in supplies revenue from this channel expected during the second half of FY2002. This emphasis on the supplies business will increase profitability through this lower cost channel.

    e.
    Evaluate the opportunities for the World Wide Web as an additional sales channel.

      Status: Several customers already place their orders via e-mail, but cannot view Tab's product offerings or directly enter the order into the Company's order system.

      FY2002 Plan: The Company plans to identify the commercially available software and funding needed to address this opportunity. Once feasibility is demonstrated and a good business case is developed, a pilot will be launched. Assuming success, the Company would then launch a fully integrated e-commerce channel by year-end FY2002.

    f.
    Provide new products, and improved capabilities that either complement the existing product lines or improve sales productivity.

      Status: While the Company has a very comprehensive line of product and service offerings, there are gaps that are known to represent additional revenue generating opportunities. Furthermore, there are a number of sales force automation tools that are in need of enhancement. An initial assessment has been completed of those opportunities that have near term revenue and sales productivity impact and new product/process concepts have been developed.

      FY2002 Plan: Launch at least 13 new or enhanced products/capabilities and 8 new or improved Process/Sales tools in Q1FY02. Conduct a National Sales Meeting in June for all Direct and Channel Partner Sales Representatives to communicate the Company's objectives for FY2002 and provide product and process training on the new capabilities.

      The Company's New Product Development Process will be formalized by Q2FY02 to reduce cycle time and deliver products that more effectively meet the needs of the market.

IV:
Maintain strong balance sheet and achieve positive cash flow from operations.

    Status: Despite serious financial losses, Tab has a debt free balance sheet made possible by the sale of non-strategic assets. Management understands that cash is the "life blood" of the business and has embarked on a program to liberate cash from accounts receivable through a focused effort on improved collections. The Company has reduced its Days Sales Outstanding ("DSO") from 76 to 70 days in FY2001 generating nearly $2 million in cash.

    FY2002 Plan: Restoring positive cash flow is a key element of Tab's FY2002 Plan. As shown below in section 99.4, the Plan calls for a significant reduction in losses in the fiscal first quarter, and break-even for the fiscal year as a whole. Depreciation will exceed capital expenditures. The early filing of Tab's income tax returns for FY2001 will yield a tax refund estimated at approximately $3 million. Major efforts will continue to be directed at reducing accounts receivable days outstanding.

    As a result of the efforts listed above, the following total cash and cash equivalents are projected as:

	$ (in millions)	Per Diluted Share
5/31/01	$8.2	$1.56-1.60
5/31/02	$12.9	$2.38-2.50

    In addition to the improvement in cash flow, good Balance Sheet management will provide continued improvement in the Company's projected Net Tangible Book Value as follows:

	$ (in millions)	Per Diluted Share
5/31/01	$37.8	$7.27-7.30
5/31/02	$39.8	$7.40-7.55
V:
Develop a Long-Term Strategy for the business that better defines the opportunities and direction for the Company beyond FY2002.

    Status: All efforts to date have been focused on the above "get well" program for the current fiscal year. However, the new management team understands that Tab exists to deliver long-term sustainable value...for customers, stockholders, business partners and employees. Their vision is to provide document management solutions that positively impact people's lives and to have all stakeholders enthusiastically support their relationship with the Company. Management further believes that industry leadership is a consequence of good planning and flawlessly executing the vision every day, in every way.

    FY2002 Plan: Develop a Long-Term Strategy for the business by the end of Q2 FY02.

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Tab Products Co. Turn-Around Plan and Actions